UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

Eldorado Resorts, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, NV	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (775) 328-0100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On November 24, 2015 (the “Closing Date”), Eldorado Resorts, Inc. (“ERI”), completed its previously announced acquisition (the “Circus Reno/Silver Legacy Purchase”) of  (i) all of the assets and properties of Circus Circus Hotel and Casino-Reno (“Circus Reno”) and (ii) the 50% membership interest in Circus and Eldorado Joint Venture, LLC (the “Silver  Legacy”) owned by Galleon, Inc.  As a result of the Circus Reno/Silver Legacy Purchase and the consummation of the transactions contemplated by the Retained Interest Agreement (as defined herein), Silver Legacy became an indirect wholly-owned subsidiary of ERI.

Item 2.01.             Completion of Acquisition or Disposition of Assets.

On the Closing Date, ERI completed the Circus Reno/Silver Legacy Purchase  pursuant to that certain Purchase and Sale Agreement, dated as of July 7, 2015 (the “Purchase Agreement”), by and among Eldorado Limited Liability Company (“ELLC”) and CC-Reno LLC, each a subsidiary of ERI, on the one hand, and Circus Circus Casinos, Inc. and Galleon, Inc., subsidiaries of MGM Resorts International, on the other hand.

Pursuant to the Purchase Agreement, the aggregate consideration payable in exchange for substantially all of the assets of Circus Reno and the 50% membership interest in the Silver Legacy was approximately $80.2 million of cash, comprised of the $72.5 million purchase price plus $7.7 million in working capital adjustments, subject to certain adjustments set forth in the Purchase Agreement, and the assumption of the amounts outstanding under Silver Legacy’s senior secured term loan facility (the “Silver Legacy Credit Facility”). ERI funded the purchase price for the Circus Reno/Silver Legacy Purchase and repaid the borrowings outstanding under the Silver Legacy Credit Facility using a portion of the proceeds of the sale of its 7% Senior Notes due 2023, borrowings under its revolving credit facility and cash on hand.

In connection with the consummation of the Circus Reno/Silver Legacy Purchase, on the Closing Date, ERI caused to be repaid all amounts outstanding under the Silver Legacy Credit Facility and terminated the commitments thereunder.  As of the Closing Date, $80.5 million of indebtedness was outstanding under the Silver Legacy Credit Facility.

Prior to the Circus Reno/Silver Legacy Purchase, ERI had an indirect interest in 48.1% of the interests of the Silver Legacy Joint Venture.

Item 3.02.             Unregistered Sales of Equity Securities.

As previously disclosed on September 19, 2014, ERI and certain of its subsidiaries entered into a Retained Interest Agreement, dated as of September 15, 2014 (the “Retained Interest Agreement”), with Hotel-Casino Management, Inc. (“HCM”), and Recreational Enterprises, Inc. (“REI” and, together with HCM, the “Minority Members”), which entitled Eldorado Resorts LLC, a wholly-owned subsidiary of ERI (“Resorts”), to exercise an option (the “Option”) to acquire the Minority Members’ respective minority interests in ELLC (the “Retained Interests”) in exchange for an aggregate of 373,135 shares of ERI common stock, par value $0.00001 (“Common Stock”).

On the Closing Date, in connection with the consummation of the Circus Reno/Silver Legacy Purchase and pursuant to the Retained Interest Agreement, Resorts exercised the Call

Option thereby acquiring the Retained Interests for an aggregate of 373,135 shares of Common Stock.  As a result of these transactions, ELLC became a wholly-owned subsidiary of ERI, and after giving effect to the Circus Reno/Silver Legacy Purchase, Silver Legacy became an indirect wholly-owned subsidiary of ERI.

The 373,135 shares of Common Stock were issued in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving any public offering.  REI and HCM are sophisticated investors able to bear the risk of the investment. REI and HCM have confirmed the foregoing and acknowledged, in writing, that the shares will be acquired and held for investment.  All certificates evidencing the shares bear or will bear a restrictive legend. No underwriter participated in the offer and sale of these securities and no commission or other remuneration was paid or given directly or indirectly in connection therewith.

Item 8.01.             Other Events.

On November 24, 2015, the Company issued a press release announcing the completion of the Circus Reno/Silver Legacy Purchase.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(a)         Financial Statements of Business Acquired

The financial statements required by this item with respect to the Circus Reno/Silver Legacy Purchase will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b)         Pro Forma Financial Information

The pro forma financial information required by this item with respect to the Circus Reno/Silver Legacy Purchase will be filed by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELDORADO RESORTS, INC.,
a Nevada corporation

Date: November 24, 2015	By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer